                                                                 EXHIBIT 7.1

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


         The following Unaudited Pro Forma Combined Financial Statements are presented to show the effects of (i) the November 15, 1994 acquisition of Insta-Care, Inc. and its subsidiaries ("Insta-Care") and the December 14, 1994 acquisition of three subsidiaries of Synetic ("Synetic"), together referred to as the "acquired businesses" and accounted for using the purchase method of accounting and (ii) the contemplated merger with PMSI (the "Merger") using the pooling-of-interests method of accounting.

         Beverly and Insta-Care have December 31 year ends, Synetic has a June 30 year end and PMSI has a July 31 year end. Synetic's results of operations, adjusted to a calendar-year basis, are reflected in the Unaudited Pro Forma Combined Statements of Income. The combined operating results for Beverly, Insta-Care and Synetic, as adjusted based on the accompanying notes, are further combined with PMSI's operating results for the year ended July 31, 1993 and nine-month period ended April 30, 1994 in the Unaudited Pro Forma Combined Statements of Income for the year ended 1993 and for the nine months ended 1994, respectively. The Unaudited Pro Forma Combined Statements of Income do not reflect expenses expected to be incurred by Beverly and PMSI in connection with the Merger nor do they give effect to the cost savings, if any, which may be realized by Beverly after the consummation of the Merger.

         The Unaudited Pro Forma Combined Balance Sheet for 1994 combines Beverly's, Insta-Care's and Synetic's historical balance sheets as of September 30, 1994, with PMSI's balance sheet as of April 30, 1994, giving effect to the adjustments described in the accompanying notes. Certain amounts in the historical financial statements of Insta-Care, Synetic and PMSI have been reclassified to conform with Beverly's presentation.

         These pro forma statements are not necessarily indicative of the financial position or results of operations which actually would have been obtained if the transactions, as described herein, had been consummated in the past or of results which may be obtained in the future.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                            FOR THE YEAR ENDED 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      INSTA-CARE &                PRO FORMA
                                           BEVERLY      SYNETIC                    COMBINED       PMSI       PRO FORMA
                                          HISTORICAL   HISTORICAL   ADJUSTMENTS    SUBTOTAL    HISTORICAL      TOTAL
                                          ----------------------------------------------------------------------------
Net operating revenues                    $2,884,451    $186,285     ($2,578)a)  $3,068,158    $109,934     $3,178,092
Interest income                               15,269         434         (62)b)      15,641         158         15,799
                                          ----------------------------------------------------------------------------
    Total revenues                         2,899,720     186,719      (2,640)     3,083,799     110,092      3,193,891

Costs and expenses:
  Operating and administrative:
    Wages and related                      1,593,410      41,487      (7,850)c)   1,626,487      30,885      1,657,372
                                                                        (560)a)
    Other                                  1,069,536     133,324      (1,780)c)   1,198,467      70,202      1,268,669
                                                                      (2,613)a)
  Interest                                    62,453       1,952      16,610 d)      79,063       1,192         80,255
                                                                      (1,952)b)
  Depreciation and amortization               86,681       2,528       4,886 e)      94,017       2,967         96,984
                                                                         (78)a)
                                          ----------------------------------------------------------------------------
                                           2,812,080     179,291       6,663      2,998,034     105,246      3,103,280
                                          ----------------------------------------------------------------------------
Income before extraordinary charge and
  provision for income taxes                  87,640       7,428      (9,303)        85,765       4,846         90,611
Provision for income taxes                    29,684       3,125      (3,721)f)      29,088       2,064         31,152
                                          ----------------------------------------------------------------------------
Income before extraordinary charge           $57,956    $  4,303     ($5,582)    $   56,677    $  2,782     $   59,459
                                          ============================================================================

Income per share of common stock before
  extraordinary charge                          $.41                                   $.40                       $.38
                                          ==========                             ==========                 ==========

Shares used to compute income per share
  before extraordinary charge                 81,207                                 81,207                     91,451
                                          ==========                             ==========                 ==========






        See Notes to Unaudited Pro Forma Combined Financial Statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                        FOR THE NINE MONTHS ENDED 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       INSTA-CARE &                PRO FORMA
                                           BEVERLY       SYNETIC                    COMBINED      PMSI         PRO FORMA
                                           HISTORICAL   HISTORICAL   ADJUSTMENTS    SUBTOTAL    HISTORICAL       TOTAL
                                          -------------------------------------------------------------------------------
Net operating revenues                    $2,204,527     $143,009                  $2,347,536     $84,137      $2,431,673
Interest income                               10,709          289         (26)b)       10,972          74          11,046
                                          -------------------------------------------------------------------------------
    Total revenues                         2,215,236      143,298         (26)      2,358,508      84,211       2,442,719

Costs and expenses:
  Operating and administrative:
    Wages and related                      1,183,900       31,811      (5,888)c)    1,209,823      23,765       1,233,588
    Other                                    832,969      100,989      (1,335)c)      932,623      52,904         985,527
  Interest                                    43,974        1,495      12,458 d)       56,432         544          56,976
                                                                       (1,495)b)
  Depreciation and amortization               68,359        2,289       3,665 e)       74,313       2,516          76,829
                                          -------------------------------------------------------------------------------
                                           2,129,202      136,584       7,405       2,273,191      79,729       2,352,920
                                          -------------------------------------------------------------------------------
Income before extraordinary charge and
  provision for income taxes                  86,034        6,714      (7,431)         85,317       4,482          89,799
Provision for income taxes                    28,391        2,711      (2,972)f)       28,130       1,839          29,969
                                          -------------------------------------------------------------------------------
Income before extraordinary charge           $57,643       $4,003     ($4,459)        $57,187      $2,643         $59,830
                                          ===============================================================================
Income per share of common stock before
  extraordinary charge                          $.59                                     $.59                        $.55
                                          ==========                               ==========                  ==========
Shares used to compute income per share
  before extraordinary charge                 87,014                                   87,014                      97,270
                                          ==========                               ==========                  ==========



        See Notes to Unaudited Pro Forma Combined Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                     1994
                                (IN THOUSANDS)


                                                        INSTA-CARE &               PRO FORMA
                                             BEVERLY      SYNETIC                   COMBINED     PMSI                    PRO FORMA
                                            HISTORICAL   HISTORICAL   ADJUSTMENTS   SUBTOTAL   HISTORICAL  ADJUSTMENTS     TOTAL
                                            ---------------------------------------------------------------------------------------
BALANCE SHEET
Current assets:
  Cash and cash equivalents                    $69,344     $4,891    $225,000 g)      $77,117        $873                   $77,990
                                                                     (219,314)h)
                                                                       (2,804)h)
  Accounts receivable - patient, net           361,384     41,948      (3,000)h)      400,332      19,589                   419,921
  Accounts receivable - nonpatient, net         51,817        616                      52,433         451                    52,884
  Notes receivable                               3,091        246                       3,337         112                     3,449
  Operating supplies                            61,065     12,824                      73,889       3,912                    77,801
  Deferred income taxes                         24,576          -                      24,576         548                    25,124
  Prepaid expenses and other                    36,874        575                      37,449         742                    38,191
                                            ---------------------------------------------------------------------------------------
    Total current assets                       608,151     61,100        (118)        669,133      26,227                   695,360
Property and equipment, net                  1,169,140      8,643      (1,655)h)    1,176,128       8,522                 1,184,650
Other assets:
  Notes receivable, net                         41,209          -                      41,209          72                    41,281
  Designated and restricted funds               41,637          -                      41,637           -                    41,637
  Goodwill, net                                 70,529      6,152     168,377 h)      245,058      15,467                   260,525
  Operating and leasehold rights and
   licenses, net                                23,310          -                      23,310          -                     23,310
  Other, net                                   111,118        315         500 h)      114,670       3,645                   118,315
                                                                         (263)h)
                                                                        3,000 i)
                                            ---------------------------------------------------------------------------------------
    Total other assets                         287,803      6,467     171,614         465,884      19,184                   485,068
                                            ---------------------------------------------------------------------------------------
                                            $2,065,094    $76,210    $169,841      $2,311,145     $53,933                $2,365,078
                                            =======================================================================================

Current liabilities:
  Accounts payable                            $124,029     $4,686                    $128,715      $4,057                  $132,772
  Accrued wages and related liabilities        128,209      2,930                     131,139       1,902                   133,041
  Accrued interest                               8,859          -                       8,859          39                     8,898
  Other accrued liabilities                     75,092      1,659       8,784 h)       88,511       1,235                    89,746
                                                                          (24)h)
                                                                        3,000 i)
  Current portion of long-term obligations      37,336         77      22,500 g)       59,836       8,064                    67,900
                                                                          (77)h)
  Income taxes payable                           5,865      2,846      (2,846)h)        5,865           -                     5,865
                                            ---------------------------------------------------------------------------------------
     Total current liabilities                 379,390     12,198      31,337         422,925      15,297                   438,222
Long-term obligations                          724,181      3,343     202,500 g)      926,681       1,792                   928,473
                                                                       (3,343)h)
Deferred income taxes payable                   74,130      1,044      (1,044)h)       74,130         213                    74,343
Other liabilities and deferred items            76,806     26,179     (26,163)h)       76,822           -                    76,822

PMSI redeemable preferred stock                                                                     1,200      (1,200)j)          -

Stockholders' equity:
  Preferred stock                              150,000          -                     150,000           2          (2)j)    150,000
  Common stock                                   8,954        842        (842)h)        8,954          87         970 j)     10,011
  Additional paid-in capital                   607,909     27,580     (27,580)h)      607,909      26,493         232 j)    634,634
  Retained earnings                             83,859      5,024      (5,024)h)       83,859       8,849                    92,708
  Treasury stock                               (40,135)         -                     (40,135)          -                   (40,135)
                                            ---------------------------------------------------------------------------------------
                                               810,587     33,446     (33,446)        810,587      35,431       1,200       847,218
                                            ---------------------------------------------------------------------------------------
                                            $2,065,094    $76,210    $169,841      $2,311,145     $53,933           -    $2,365,078
                                            =======================================================================================




        See Notes to Unaudited Pro Forma Combined Financial Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


a) Reflects elimination of the operations for an Insta-Care pharmacy location that was disposed of during 1993. Included in this adjustment are revenues and expenses directly attributable to the operations of such pharmacy.

b) Reflects elimination of interest income and interest expense on intercompany receivables/payables recorded in Insta-Care's historical financial statements.

c) Reflects elimination of costs incurred by certain acquired facilities which duplicate facilities previously operated by Pharmacy Corporation of America ("PCA"), an indirect wholly-owned subsidiary of Beverly. PCA will operate the acquired businesses and, as such, performed a study to assess the operations of each acquired location and determine which locations were in close proximity with those previously operated by PCA, and whose business could be consolidated into one location, thereby, reducing overhead and other costs. Such eliminated costs are directly attributable to the duplicate facilities to be merged.

d) Reflects additional interest expense resulting from the issuance of a $225,000,000 variable interest rate term loan, the proceeds from which were used to finance the acquisitions. This adjustment assumes an annual interest rate of 7.38% which was the average interest rate for the term loan on December 31, 1994.

e) Reflects amortization of goodwill (40 years straight-line) and a covenant not to compete (5 years straight- line) resulting from the acquisitions and the amortization of debt issue costs (5 years accelerated) incurred from the issuance of the $225,000,000 term loan used to finance the acquisitions.

f) Reflects the income tax effect of the pro forma adjustments using an estimated effective tax rate of 40%.

g) Reflects the issuance of a $225,000,000 term loan, the proceeds from which were used to finance the acquisitions.

h) Reflects allocation of the purchase price for the acquired businesses, as follows (in thousands):

         Cash purchase price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $219,314
         Cash paid for tax liability of Synetic . . . . . . . . . . . . . . . . . . .              2,804
         Estimated acquisition costs  . . . . . . . . . . . . . . . . . . . . . . . .              8,784
                                                                                                --------
                                                                                                 230,902
         Adjustments to acquired businesses'  balance sheets:
             Accounts receivable - patient, net . . . . . . . . .       $  3,000
             Property and equipment, net  . . . . . . . . . . . .          1,655
             Other, net . . . . . . . . . . . . . . . . . . . . .            263
             Other accrued liabilities  . . . . . . . . . . . . .            (24)
             Current portion of long-term obligations . . . . . .            (77)
             Income taxes payable . . . . . . . . . . . . . . . .         (2,846)
             Long-term obligations  . . . . . . . . . . . . . . .         (3,343)
             Deferred income taxes payable  . . . . . . . . . . .         (1,044)
             Other liabilities and deferred items . . . . . . . .        (26,163)
             Common stock . . . . . . . . . . . . . . . . . . . .           (842)
             Additional paid-in capital . . . . . . . . . . . . .        (27,580)
             Retained earnings  . . . . . . . . . . . . . . . . .         (5,024)
                                                                        --------
                                                                                                  (62,025)
                                                                                                 --------
                                                                                                  168,877
         Less:  Covenant not to compete . . . . . . . . . . . . . . . . . . . . . . .                 500
                                                                                                 --------
         Excess cost over fair market value of net assets acquired  . . . . . . . . .            $168,377
                                                                                                 ========

         Beverly believes that the recorded values of the acquired businesses' assets and liabilities approximates their fair values.

i) Reflects the estimated costs associated with issuing the $225,000,000 term loan used to finance the acquisitions.

j)       Reflects the merger of PMSI and Beverly using a conversion rate of
         1.17857 shares of Beverly common stock for each share of PMSI stock on an as-if-converted to PMSI Common Stock basis.